Contact:	Karen L. Dexter	EXHIBIT 99.1
Director, Investor Relations Ampex Corporation (650) 367-4111

AMPEX ANNOUNCES EXPIRATION OF HILLSIDE

STANDSTILL AGREEMENT

REDWOOD CITY, Calif., January 16, 2008, – Ampex Corporation (Nasdaq:AMPX) today announced that the Amended Standstill Agreement with Hillside Capital Incorporated has been terminated effective January 14, 2008. Prior to the termination, the Company and Hillside were in the process of negotiating a consensual restructuring of Ampex’s indebtedness to Hillside. To date, such negotiations have been unsuccessful, although Hillside has expressed its willingness to continue negotiations.

Subsequent to termination of the Amended Standstill Agreement, on January 15, 2008, Hillside demanded immediate payment of approximately $1.3 million of outstanding principal due on the Hillside Notes, and demanded payment of approximately $1.4 million of accrued interest due on the Hillside Notes within 10 days. Hillside also reasserted its allegation, previously disputed by Ampex, that Ampex has breached its obligations under the Hillside/Ampex-Sherborne Agreement dated December 1, 1994. During the remainder of 2008, additional payments of principal and interest that are scheduled to be paid to Hillside are estimated to total $6.5 million.

If the Company fails to pay the $2.7 million of principal and interest payments that are currently due or to cure the alleged breach, Hillside would be entitled to accelerate repayment of all outstanding Hillside Notes and accrued interest, which totaled $48.7 million at December 31, 2007. Any acceleration by Hillside would allow holders of the Senior Notes to accelerate the maturity of those obligations, which totaled $6.7 million at December 31, 2007. The acceleration of these debts would require us to seek protection under federal bankruptcy laws.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, the progress of the Company’s negotiations with Hillside, the possibility of legal proceedings brought by or against the Company involving Hillside, the PBGC or other parties, the effect of any such litigation, or any filing under federal bankruptcy laws, on the Company’s business, assets, financial condition and ability to obtain additional debt or equity financing and to remain a going concern, the possible need for the Company to sell assets or issue additional debt or equity in order to restructure its debt, the risk of dilution to existing stockholders, the effect of any of the foregoing on the Company’s stock price and exchange listing, and the other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the SEC.